Exhibit 10.04

March 3, 2010

Robert H. Joseph, Jr.
150 East 69th street
Apt 11 B
New York, NY 10021

Dear Bob:

This letter sets forth the terms of your Agreement with AllianceBernstein Corporation (the “Company”) and AllianceBernstein L.P. (the “Partnership”).

1.             Effective as of December 31, 2010 (the “Retirement Date”), your employment as an officer of the Company and as an employee of the Partnership will terminate. You acknowledge and agree that you will be receiving payments and benefits under this Agreement which are in excess of those to which you are now or in the future may be entitled and that such payments and benefits are being provided in consideration for your acceptance and execution of and in reliance upon your representations in this Agreement.

2.             Payments/Benefits. (a) From the date hereof to the Retirement Date, and from the Retirement Date through June 30, 2011, your base salary shall continue to be paid at the rate of $195,000, less applicable tax withholdings and other payroll deductions. In addition, you shall be eligible to receive, subject to your compliance with the terms of paragraphs 4, 5, 6, 7 and 8 hereof, a 2010 year end compensation award of $805,000, which shall be allocated in accordance with the formula used by the Partnership to determine annual cash bonuses and long-term incentive compensation. The cash portion of your award, less applicable tax withholdings and other payroll deductions, shall be paid in the payroll following your compliance with paragraph 4(e) hereof. The long-term incentive portion of your award shall be awarded to you in accordance with the terms and conditions of the Incentive Compensation Award Program or any successor or substitute program (together, the “ICAP”); provided, however, that if the ICAP is not in effect at the 2010 year-end, such portion shall also be paid in cash.

 (b) Subject to your compliance with the terms of paragraphs 4, 5, 6, 7 and 8 hereof, the Company shall award to you restricted limited partnership units (“Restricted Units”) in AllianceBernstein Holding L.P. (“Holding”) in an amount equal to $625,000, which shall be determined by dividing $625,000 by the closing price on the New York Stock Exchange of a limited partnership unit in Holding on December 1, 2010, and rounded up to the nearest whole number. The Restricted Units shall vest ratably, and be delivered to you as soon as practicable thereafter, on December 1 of each of 2011, 2012, 2013 and 2014, provided, with respect to each installment, you are in compliance with the terms of paragraphs 4, 5, 6, 7 and 8 hereof. The Restricted Units that have not vested shall be retained by the Partnership and subject to forfeiture until December 1, 2014 if, at any time prior to that date, you are not in compliance with the terms of paragraphs 4, 5, 6, 7 and 8 hereof. For the avoidance of doubt, Restricted Units that have vested shall not be subject to the restriction or forfeiture provisions of this Agreement. You will not make an Internal Revenue Code Section 83(b) election with respect to the Restricted Units. Applicable U.S. federal, state and local income and FICA tax withholding in respect of the Restricted Units will be satisfied by the Company retaining a number of Restricted Units having a fair market value (based on the closing price of a Holding unit on each vesting anniversary or the trading date immediately following that date in the event it is not a trading day) equal to the tax withholding obligations on the installment of Restricted Units vesting on such date. The Company shall pay to you the cash distributions payable with respect to the unvested Restricted Units.

 (c) You shall not be entitled to any contributions or benefit accruals for periods of time after the Retirement Date under any welfare, non-qualified and qualified plans of the Partnership and its affiliates, including, but not limited to, the AllianceBernstein Partners Compensation Plan, the ICAP and the Special Option Program under the AllianceBernstein 1997 Long Term Incentive Compensation Plan (collectively, “Benefit Plans”). You shall, however, be entitled to such contributions or other benefits as may be earned through the Retirement Date under the terms and conditions of the respective Benefit Plans even if made or credited after such date. Your rights to a distribution, rollover, form of payment, exercise or deferral regarding your account balances shall be determined in accordance with the terms and conditions of the respective Benefit Plans and associated agreements, including the obligations set forth in your ICAP Award Agreement.

 (d) Notwithstanding the foregoing, from the Retirement Date through June 30, 2011, and in accordance with applicable Company policy, as amended from time to time, the Partnership will continue in effect your medical and dental coverage under its group plans on the same terms and conditions as if you were still employed in your current position. As of July 1, 2011, you will be eligible to elect to continue your current level of medical coverage, pursuant to the Company’s retiree medical plan and subject to any changes, amendments or modifications that may be made to the plan from time to time, including, but not limited to, discontinuing such coverage.

3.             Acknowledgment. You hereby acknowledge that you have carefully read this Agreement, fully understand and accept all of its provisions and sign it voluntarily of your own free will. You further acknowledge that you have been provided a full opportunity to review and consider the terms of this Agreement and have been advised by the Company to seek the advice of legal counsel of your choice. You acknowledge that you have been given a period of 21 days to consider this Agreement. You may revoke this Agreement within seven days of your signing it. For such revocation to be effective, written notice must be received by the Company no later than the close of business on the seventh day after you sign this Agreement. If you revoke this Agreement it shall be of no further force and effect.

4.             Release. (a) In consideration of the payments and benefits to be provided to you pursuant to paragraph 2 above, you, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter referred to collectively as “Releasors”) forever release and discharge the Company and the Partnership, and their past, present and/or future parent entities, subsidiaries, divisions, affiliates and related business entities, assets, successors or assigns and any and all of their past, present and/or future officers, directors, fiduciaries, partners, attorneys, employees, agents, trustees, administrators or assigns, whether acting as agents for the Company or the Partnership or in their individual capacities (hereinafter referred to collectively as “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the date you execute this Agreement; provided, however, that this Agreement shall not release any claims for (i) the payments and benefits set forth in this Agreement; (ii) vested benefits which you have as a participant in the Benefit Plans, including, but not limited to, the AllianceBernstein Partners Compensation Plan, the Special Option Program and the ICAP under the 1997 Long Term Incentive Compensation Plan (or similar successor or substitute plan), the Profit Sharing Plan for Employees of AllianceBernstein L.P. and the Retirement Plan for Employees of AllianceBernstein L.P. in accordance with the terms of each such plan, or (iii) defense and indemnity under the Partnership’s partnership agreement and/or applicable law (it being agreed that the defense and indemnity provisions under the Partnership’s partnership agreement and/or applicable law, and your coverage under the Partnership’s and the Company’s directors and officers insurance at the level of coverage in effect at that time, shall be available to you prior to and after, and shall survive the Retirement Date and your furnishing of the Release annexed hereto as Exhibit A).

 (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation of employment with the Company or Partnership, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions or such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iv) any claim for attorneys’ fees, costs, disbursements and/or the like; and (v) any claim for remuneration of any type, including, without limitation, any claim for any deferred or unvested compensation.

 (c) You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company Entities in any court or before any administrative or legislative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against the Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 4.

 (d) You further covenant that you shall not sue, or otherwise consent to participate in any action against, and shall not assist in the instigation, commencement, maintenance, or prosecution of any action, suit, proceeding, or charge against any of the Company Entities based upon any matter whatsoever (except as otherwise required by law), nor shall you testify, assist, or participate (except in response to subpoena or judicial, regulatory or administrative order) in such action, suit, proceeding or charge. This Agreement shall not prevent you from filing a charge with the relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding. You further understand that the provision of this paragraph shall not be effective with respect to, or adversely affect your rights under, the ADEA with respect to any challenge you make under the ADEA to the validity of this Agreement, nor shall it effect or limit your right to sue or otherwise bring an action with regard to the matters specified in paragraph 4(a) (i) – (iii), above, or to participate passively in the award or settlement of any class action against the Partnership or its affiliates.

 (e) In further consideration of the payments and benefits to be provided to you pursuant to paragraph 2 above and in consideration of the agreements under this Agreement, you, on the one hand, and the Company and the Partnership, on the other hand, shall execute and deliver to the Company the release annexed hereto as Exhibit A within five (5) days after the Retirement Date.

 (f) In consideration of the foregoing agreements by you, the Company Entities hereby agree to and do fully release, discharge and waive all known claims, complaints, causes of action, suits, debts, sums of money, contracts, controversies, agreements, promises or demands of whatever kind, in law or equity, which they know they have, or which they and their subsidiaries, affiliates, predecessors, successors and assigns, and each of their officers, directors, partners, associates, agents, shareholders and employees know they have against the Releasors by reason of any event, matter, cause or thing which has occurred from the beginning of the world up to and including the date of the execution of this Agreement; provided, however, that his Agreement shall not release any claims against you by the Company Entities for a breach of the terms of this Agreement. The Company and the Partnership represent and warrant that none of the Company Entities has commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Releasors in any court or before any administrative or legislative body or agency and/or that they are hereby withdrawing with prejudice any such complaints, charges or actions that they may have filed against the Releasors.

5.             Cooperation. Until the Retirement Date, you shall retain the title of Senior Vice President of the Company, shall continue to report directly to the Chief Operating Officer and shall assist David Steyn and John Howard with the transition of your duties by, including, but limited to, (i) being available to attend internal meetings with Company’s personnel and (ii) the preparation of the Partnership’s and Holding’s public filings. In addition, until the Retirement date and thereafter, you agree that you will reasonably assist and cooperate with the Company and the Partnership, at their expense, in connection with the defense or prosecution of any claim that may be made against or by the Company or the Partnership, or in connection with any future investigation or dispute or claim of any kind involving the Company or the Partnership, including any proceeding before any arbitral, administrative, judicial, legislative or other body or agency, including preparing for and testifying in any proceeding.

6.              Non-competition and Non-solicitation. You shall receive the Restricted Units in accordance with paragraph 2 above, provided that, for the entire period from the date of this Agreement through December 1, 2014, you shall not, on your own behalf or on behalf of anyone else, directly or indirectly, (a) provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any financial services or insurance business of the Company or the Partnership or any of their affiliates; (b) solicit the business of any customer of the Company or the Partnership or any of their affiliates, or otherwise seek to encourage or induce any such customer to cease doing business with, or reduce the extent of its business dealings with, the Company, the Partnership or any of their affiliates; and (c) recruit, solicit or hire any employees of the Company, the Partnership or any of their affiliates to work for you or any other person or entity. It is understood and agreed that the forfeiture of your unvested Restricted Units shall be the Company’s and the Partnership’s exclusive remedy for your non-compliance with the requirements of paragraphs 4, 5, 6, 7 and 8 hereof.

7.             Confidentiality. As an employee of the Partnership, you have had access to confidential and proprietary information of the Partnership and/or its employees (the “Confidential Information”). You acknowledge and agree that the Confidential Information is confidential and proprietary to the Partnership and its employees and that disclosure or use of any of the Confidential Information would be detrimental to the Partnership and/or its clients. Confidential Information shall not include any information that enters the public domain other than as a result of your breach of this Agreement. You agree that any and all Confidential Information shall be kept confidential and you further agree that you shall not furnish or disclose to any third party or use, directly or indirectly, for your own use or benefit or that of any other person or entity any Confidential Information of the Partnership, nor shall you attempt to access any Confidential Information. In the event that you are: (i) threatened or served with an action or motion to force disclosure of Confidential Information, or (ii) compelled to disclose Confidential Information by valid order of a court or other government entity with the authority to compel the disclosure of such information, you will notify the Partnership in writing, as promptly as possible (and prior to making any disclosure if possible), in order to provide the Partnership the opportunity to intervene and object to, or seek restrictions on, the disclosure of such Confidential Information. If, nevertheless, the Confidential Information is ordered to be disclosed, you will furnish only that portion of the Confidential Information as to which you receive a reasonable opinion of counsel that such portion of the Confidential Information is legally required to be disclosed. You will notify the Partnership immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this paragraph. You agree to cooperate with the Partnership, at its expense, in every reasonable way to help the Partnership regain possession of such Confidential Information and prevent its further unauthorized use.

Except to the extent the terms of this Agreement become publicly available as a result of a Partnership filing with the Securities and Exchange Commission, or as may be required by valid order of a court or other governmental entity with the authority to compel disclosure of the terms and conditions of this Agreement or as necessary to bring or defend any legal action between the parties involving their rights under this Agreement the parties agree to keep the terms, amount, and existence of this Agreement completely confidential. You may disclose the terms, amount and existence of this Agreement to your immediate family, and the parties may disclose the terms, amount and existence of this Agreement to their respective legal counsel, accountants or as required by law or legal process.

8.             Nondisparagement. You agree not to make intentionally disparaging remarks about the Company or the Partnership, or their parents, officers, directors, employees or agents. The Company and the Partnership agree not to, and further agree to use their best efforts to cause all other Company Entities not to, intentionally authorize any public statements intended to disparage or defame your reputation.

9.             Partnership Property. No later than the Retirement Date, you shall return to the Partnership all documents, files and property belonging to the Partnership or the Company except you shall return to the Company the leased Company automobile in your possession on or before the expiration of the lease.

10.           This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns. Any successor of the Company or the Partnership shall assume the obligations of the Company or the Partnership, as the case may be, under this Agreement and perform any duties and responsibilities in the same manner and to the same extent that the Company or the Partnership would be required to perform if no such succession had taken place.

11.            Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

12.            409A Compliance. The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions of Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations issued hereunder, and the rulings, notices, and other guidance issued by the Internal Revenue Service interpreting the same (the “Code”). This Agreement shall be construed and administered in accordance with such intent; provided, however, that nothing hereunder shall: (i) guarantee that the payments will not be subject to taxes, interest and penalties under Section 409A of the Code; or (ii) entitle you to a reimbursement of any tax liability incurred in connection with payments provided hereunder.

13.            Entire Agreement. Except as expressly provided in paragraph 2 herein, effective as of the Retirement Date, (i) all prior agreements relating to your employment by the Partnership and its affiliates will terminate and be of no further effect and (ii) this Agreement contains the entire understanding with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, among you, the Company, the Partnership or any affiliate thereof with respect to the subject matter hereof.

This Agreement may not be altered, modified or amended except by written instrument signed by you, the Company and the Partnership. This Agreement shall be governed by New York law, without reference to principles of conflicts of law. Jurisdiction and/or venue of any question involving the validity, interpretation or enforcement of this Agreement or any of its terms, provisions or obligations, or claims of breach thereof, shall exist exclusively in a court having subject matter jurisdiction located within the City and County of New York.

Sincerely,

ALLIANCEBERNSTEIN CORPORATION

By:	/s/ Colin T. Burke
Colin T. Burke

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION,
its General Partner

By:	/s/ Colin T. Burke
Colin T. Burke

AGREED TO AND ACCEPTED BY

/s/ Robert H. Joseph, Jr.
Robert H. Joseph, Jr.

March 23, 2010
Date

Exhibit A

General Release

In consideration of the payments and benefits to be provided to you pursuant to your agreement dated March 3, 2010 (the “Agreement”), you, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter referred to collectively as “Releasors”) forever release and discharge the Company and the Partnership, and their past, present and/or future parent entities, subsidiaries, divisions, affiliates and related business entities, assets, successors or assigns and any and all of their past, present and/or future officers, directors, fiduciaries, partners, attorneys, employees, agents, trustees, administrators or assigns, whether acting as agents for the Company or the Partnership or in their individual capacities (hereinafter referred to collectively as “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the date you execute this Release; provided, however, that this Release shall not release any claims for (i) the payments and benefits set forth in the Agreement; (ii) vested benefits which you have as a participant in the Benefit Plans (as defined in the Agreement), including, but not limited to, the AllianceBernstein Partners Compensation Plan, the Special Option Program and the Incentive Compensation Award Program under the 1997 Long Term Incentive Compensation Plan (or similar successor or substitute plan), the Profit Sharing Plan for Employees of AllianceBernstein L.P. and the Retirement Plan for Employees of AllianceBernstein L.P. in accordance with the terms of each such plan, or (iii) defense and indemnity under the Partnership’s partnership agreement and/or applicable law (it being agreed that the defense and indemnity provisions under the Partnership’s partnership agreement and/or applicable law, and your coverage under the Partnership’s and Company’s directors and officers insurance at the level of coverage in effect at that time, shall be available to your prior to and after, and shall survive, the Retirement Date as that term is defined in the Agreement and your furnishing this Release).

Without limiting the generality of the foregoing, this Release is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation of employment with the Company or Partnership, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law or the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions or such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (iv) any claim for attorneys’ fees, costs, disbursements and/or the like; and (v) any claim for remuneration of any type, including, without limitation, any claim for any deferred or unvested compensation.

You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company Entities in any court or before any administrative or legislative body or agency and/or that you are hereby withdrawing with prejudice any such complaints, charges, or actions that you may have filed against the Company Entities. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release.

You further covenant that you shall not sue, or otherwise consent to participate in any action against, and shall not assist in the instigation, commencement, maintenance, or prosecution of any action, suit, proceeding, or charge against any of the Company Entities based upon any matter whatsoever (except as otherwise required by law), nor shall you testify, assist, or participate (except in response to subpoena or judicial order) in such action, suit, proceeding or charge. This Release shall not prevent you from filing a charge with the relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding. You further understand that the provision of this paragraph shall not be effective with respect to, or adversely affect your rights under, the ADEA with respect to any challenge you make under the ADEA to the validity of this Release, nor shall it effect or limit your right to sue or otherwise bring an action with regard to the matters set forth in clauses (i) – (iii) of the first paragraph of this Release, above, or to participate passively in the award or settlement of any class action against the Partnership or its affiliates.

In consideration of the agreements by you in the Agreement, the Company Entities hereby agree and do fully release, discharge and waive all known claims, complaints, causes of action, suits, debts, sums of money, contracts, controversies, agreements, promises or demands of whatever kind, in law or equity, which they know they have, or which they and their subsidiaries, affiliates, predecessors, successors and assigns, and each of their officers, directors, partners, associates, agents, shareholders and employees know they have against the Releasors by reason of any event, matter or thing which has occurred from the beginning of the world up to and including the date of the execution of this Release; provided, however, that this Release shall not release any claims against you by the Company Entities for a breach of the terms of the Agreement. The Company and the Partnership represent that none of the Company Entities has commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, company or proceeding of any kind against the Releasors in any court or before administrative or legislative body or agency and/or they are hereby withdrawing with prejudice any such complaints, charges or actions that they may have filed against Releasors.

AGREED TO AND ACCEPTED BY

Robert H. Joseph, Jr.

Date

ALLIANCEBERNSTEIN CORPORATION

By:
Colin T. Burke

ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION,
Its General Partner

By:
Colin T. Burke